Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inspired Entertainment, Inc. and Subsidiaries on Form S-8 (File Nos. 333-210295, 333-222238 and 333-226909) and Form S-3 (File Nos. 333-217215 and 333-253072) of our report dated March 26, 2021, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the year ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Inspired Entertainment, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

March 26, 2021